Exhibit 99.1

25-year Financial Services Industry Expert John Durrant Named President of FIS Banking Solutions Group

Key facts
•John Durrant assumes role of FIS Banking Solutions President on Sept.1.
•Durrant succeeds Martin Boyd who has announced plans to retire from FIS.
•Boyd, who joined FIS in 2015 through the acquisition of SunGard, will remain with the company until the end of the year to ensure a smooth transition.

JACKSONVILLE, Fla., August 15, 2022 – Financial technology leader FIS® (NYSE: FIS) announced today that financial services veteran John Durrant has joined the organization and will assume the role of President of the company’s Banking Solutions business effective Sept. 1.

Durrant comes to FIS with 25 years of consumer, commercial and small business banking and payments experience, working for some of the most prestigious financial institutions in the United States including Bank of America, Chase, Morgan Stanley and most recently, Capital One.

“I am thrilled to welcome John to FIS knowing that he brings the experience and vision to lead our Banking Solutions business into the future,” said FIS President Stephanie Ferris. "John is client-obsessed and has fostered a culture of innovation throughout his entire career. These qualities make him a perfect fit for FIS and will help him have an immediate impact on our clients and our colleagues.”

Durrant succeeds Martin Boyd who recently announced his retirement from FIS. Boyd will step down from his current role of FIS Banking Solutions President effective Sept. 1. However, he will remain with the company through the end of the year to ensure a smooth transition.

Throughout his 25-year career with FIS and its predecessor companies, Boyd has held a variety of global operational and strategic leadership positions in fintech solutions, capital markets, treasury management, asset management and international distribution. Boyd oversaw the development and launch of solutions and services centered across the full client experience, allowing clients to borrow, save, pay and invest, while helping wealth and retirement providers to acquire, manage and grow assets around the world.

“I want to congratulate Martin on a tremendous career and thank him for the role he has played in driving FIS’ success,” continued Ferris. “Martin has personified what it means to lead with integrity. His passion is our people and he consistently demonstrated that passion by championing workplace inclusivity and building diverse, high-performing teams.”

About FIS
FIS is a leading provider of technology solutions for financial institutions and businesses of all sizes and across any industry globally. We enable the movement of commerce by unlocking the financial technology that powers the world’s economy. Our employees are dedicated to advancing the way the world pays, banks and invests through our trusted innovation, system performance and flexible architecture. We help our clients use technology in innovative ways to solve business-critical challenges and deliver superior experiences for their customers. Headquartered in Jacksonville, Florida, FIS is a member of the Fortune 500® and the Standard & Poor’s 500® Index. To learn more, visit www.FISglobal.com. Follow FIS on Facebook, LinkedIn and Twitter (@FISglobal).

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For More Information
Kim Snider, 904.438.6278
Senior Vice President
FIS Global Marketing and Communications
kim.snider@fisglobal.com